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                                                                    Exhibit 21.1

                         STAR TELECOMMUNICATIONS, INC.
                              LIST OF SUBSIDARIES

     STAR Europe LTD, a wholly owned subsidiary of the Registrant, organized under the laws of the United Kingdom.